                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             EURONET SERVICES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

                             EURONET SERVICES INC.
                                HORVAT U. 14-24
                                 1027 BUDAPEST
                                    HUNGARY
                               011-361-224-1000

                        CONSENT SOLICITATION STATEMENT

               CONSENT OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING

                               ----------------

  This Consent Solicitation Statement is being furnished to stockholders of Euronet Services Inc., a Delaware corporation (the "Company"), in connection with the solicitation of written consents by the Board of Directors of the Company (the "Board") with respect to the matters set forth below. This Consent Solicitation Statement is first being mailed to stockholders of the Company on or about June 26, 1998.

  In connection with this Consent Solicitation Statement, stockholders are being asked:

    1. To elect two persons to the Board, each to serve for a term of three years;

    2. To consider and vote upon a proposal to approve the Company's Stock Option Plan, as adopted by the Company's Board on May 18, 1998; and

    3. To consider and vote upon a proposal to ratify the Company's Long Term Incentive Stock Option Plan originally adopted in December 1996.

  The principal executive office of the Company is located at Horvat u. 14-24, 1027 Budapest, Hungary. The telephone number of the principal executive office of the Company is 011-361-224-1000.

  THE MATTERS DESCRIBED HEREIN ARE OF GREAT IMPORTANCE TO THE COMPANY. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT.

                                          By Order of the Board of Directors

                                          Jeffrey B. Newman
                                          Secretary and General Counsel

       The date of this Consent Solicitation Statement is June 26, 1998

                             EURONET SERVICES INC.
                                HORVAT U. 14-24
                                 1027 BUDAPEST
                                    HUNGARY
                               011-361-224-1000

                               ----------------

                        CONSENT SOLICITATION STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This consent solicitation statement and the accompanying form of consent are furnished in connection with the solicitation of stockholder consents by the Board of Directors (the "Board") of Euronet Services Inc. (the "Company"), in lieu of an annual meeting of stockholders, in connection with the matters set forth herein. Only stockholders of record on the books of the Company at the close of business on May 29, 1998 (the "Record Date") will be entitled to submit a consent. It is anticipated that these consent solicitation materials will be mailed to stockholders on or about June 26, 1998.

  The Company is incorporated in the State of Delaware and is therefore subject to the Delaware General Corporation Law (the "DGCL"). Section 228 of the DGCL permits the stockholders of the Company to take action without a meeting if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be entitled to vote thereon were present and voted. The DGCL also provides that the minimum necessary votes must be received by the Company within 60 days of the Record Date. Accordingly, if, on or before July 28, 1998, the Company receives executed consents approving the matters set forth herein from the holders of a majority of the issued and outstanding shares of common stock, par value $0.02 (the "Common Stock"), and those consents have not been revoked, the stockholders of the Company will be deemed to have approved the matters set forth herein. On all matters, each share of Common Stock is entitled to one vote.

  All consents received by the Company, regardless of when dated, will expire unless valid, written, unrevoked consents constituting the necessary vote for approval of the matters set forth herein are received by the Company on or before July 28, 1998.

  The cost of soliciting consents will be borne by the Company. In addition to solicitation by mail, officers, directors and other employees of the Company may solicit consents by telephone, telegraph or personal contact without additional compensation.

  Consents in the accompanying form which are properly executed, duly returned and not revoked, shall be voted in accordance with the instructions thereon. If a consent is executed but no indication is made with respect to any one or more particular matters contained in such consent as to what action is to be taken, such consent shall be deemed to constitute a consent to each particular matter contained thereon with respect to which no indication is made. A consent executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered to the Company on or prior to the time at which the Company receives written consents sufficient to approve the matters set forth herein. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to the place fixed for receipt of consents. The unrevoked signed consents of the holders of the Common Stock outstanding and entitled to consent as of the Record Date, representing at least a majority of the number of votes which the holders of the Common Stock would be entitled to vote in the aggregate at a meeting at which all shares entitled to vote thereon were present and voted, are necessary to effect the approval of the matters set forth herein.

  As required by the DGCL, if the matters set forth herein are approved by the holders of a majority of the Company's outstanding Common Stock, the Company will promptly notify the stockholders from whom consent has not been received.

  ALL DIRECTORS AND OFFICERS, WHO OWN, IN THE AGGREGATE, APPROXIMATELY 27.5% OF THE COMPANY'S OUTSTANDING COMMON STOCK, HAVE ADVISED THE COMPANY THAT THEY PRESENTLY INTEND TO CONSENT TO THE MATTERS SET FORTH HEREIN. IF SUCH PERSONS CONSENT AS INDICATED, THE MATTERS SET FORTH HEREIN WILL BE APPROVED IF HOLDERS OF APPROXIMATELY 22.5% OF THE REMAINING SHARES OF THE COMPANY'S COMMON STOCK CONSENT TO THE MATTERS SET FORTH HEREIN. CERTAIN OFFICERS AND DIRECTORS OF THE COMPANY ARE ASSOCIATED WITH CERTAIN OF THE COMPANY'S 5% STOCKHOLDERS. SUCH 5% STOCKHOLDERS OWN APPROXIMATELY 39% OF THE OUTSTANDING SHARES OF COMMON STOCK.

  This consent solicitation statement, the accompanying consent form and the Company's 1997 Annual Report to Stockholders will be first sent or given to stockholders on or about June 26, 1998. ADDITIONAL COPIES OF THE COMPANY'S 1997 ANNUAL REPORT TO STOCKHOLDERS OR COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO: JEFFREY B. NEWMAN AT THE COMPANY'S ADDRESS SET FORTH ABOVE. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Any proposal of a stockholder intended to be presented at the Company's annual meeting of stockholders in 1999 must be received by the Company's secretary at the Company's principal executive offices not later than January 31, 1999 for inclusion in the proxy statement for that meeting.

  YOUR CONSENT IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND RETURN YOUR CONSENT PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE APPROVAL OF THE PROPOSED CORPORATE ACTIONS BY THE CONSENT OF THE MAJORITY OF THE ISSUED AND OUTSTANDING SHARES MAY BE ASSURED. THE PROMPT RETURN OF YOUR CONSENT WILL ALSO AID THE COMPANY IN REDUCING THE EXPENSE OF THE CONSENT SOLICITATION. THE GIVING OF SUCH CONSENT DOES NOT AFFECT YOUR RIGHT TO CHANGE YOUR VOTE BY REVOKING YOUR CONSENTS IN A SUBSEQUENT WRITING RECEIVED BY THE COMPANY AT THE PLACE FIXED FOR RECEIPT OF CONSENTS PRIOR TO THE TIME AT WHICH THE COMPANY RECEIVES WRITTEN CONSENTS SUFFICIENT TO APPROVE THE MATTERS SET FORTH HEREIN.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  Stockholders of record as of the close of business on May 29, 1998 will be entitled to submit a consent on the accompanying form. The Company had 15,138,453 shares of Common Stock issued and outstanding at such date. Each share of Common Stock is entitled to one vote in the Consent Solicitation. Consents evidencing a majority of the outstanding shares of Common Stock entitled to submit a consent are required to approve the matters being submitted to the stockholders of the Company for approval in the Consent Solicitation. To be counted toward the majority required for approval of the matters set forth herein, a consent must be delivered to the Company within 60 days of the Record Date.

  The following table sets forth, to the Company's knowledge, based on filings with the Securities and Exchange Commission, the beneficial ownership of Common Stock as of May 29, 1998 by (i) each person or entity beneficially owning more than 5% of the shares of the Company's Common Stock, (ii) each director, each nominee, and certain named executive officers, individually, and (iii) all directors and executive officers as a group.

                                                        BENEFICIAL OWNERSHIP
                                                      ------------------------
                                                      NUMBER OF PERCENTAGE OF
         STOCKHOLDER                                  SHARES(1) OUTSTANDING(1)
         -----------                                  --------- --------------
Directors and Named Executive Officers
  Michael J. Brown(2)................................ 3,063,202     20.2%
  Daniel R. Henry(3).................................   762,319      5.0%
  Jeffrey B. Newman(4)...............................    14,000        *
  Bruce S. Colwill...................................    16,058        *
  Dennis H. Depenbusch...............................   289,905      1.9%
  Steven J. Buckley(5)...............................     1,000        *
  Nicholas B. Callinan(6)............................     5,898        *
  Thomas A. McDonnell(7).............................       --         *
  Andrzej Olechowski(8)..............................     1,400        *
  Eriberto R. Scocimara(9)...........................       --         *
All directors and executive officers as a group (8
 persons)............................................ 4,153,782     27.5%
Five Percent Holders
  DST Systems, Inc.(7)............................... 1,683,597     11.1%
   333 West 11th Street
   Kansas City, Missouri 64105-1594
  Hungarian-American Enterprise Fund(9)..............   798,702      5.3%
   1 East Putman Avenue
   Greenwich, Connecticut 06830
  Poland Investment Fund L.P.(6)(10).................   737,268      4.9%
   Corporation Trust Center
   1209 Orange Street
   Wilmington, Delaware 19801
  Advent Partners L.P.(6)(10)........................    29,491        *
   101 Federal Street
   Boston, Massachusetts 02110
  Advent Private Equity Fund(6)(10)..................   707,777      4.7%
   101 Federal Street
   Boston, Massachusetts 02110
  Hungarian Private Equity Fund(6)(10)...............   294,910      1.9%
   101 Federal Street
   Boston, Massachusetts 02110
  Poland Partners L.P.(5) ........................... 1,769,446     11.7%
   c/o Corporation Trust Company
   1209 Orange Street
   Wilmington, Delaware 19801

--------
  * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding Shares.

 (1) Calculations of percentage of beneficial ownership assumes the exercise by only the respective named stockholder of all options for the purchase of shares of Common Stock held by such stockholder which are exercisable within 60 days of May 29, 1998.

 (2) Includes an aggregate of 926,323 shares of Common Stock issuable pursuant to options exercisable within 60 days of May 29, 1998.

 (3) Includes an aggregate of 689,619 shares of Common Stock issuable pursuant to options exercisable within 60 days of May 29, 1998.

 (4) Includes an aggregate of 14,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of May 29, 1998.

 (5) Steven Buckley is also the President of Poland Partners L.P. Management Company, the advisor to Poland Partners L.P.

 (6) Mr. Callinan's shares are held indirectly through his interest in Advent Partners L.P. Mr. Callinan is also Senior Vice President and Managing Director for Emerging Markets of Advent International Corporation.

 (7) Thomas A. McDonnell is also the President of DST Systems, Inc.

 (8) Includes an aggregate of 1,400 shares of Common Stock issuable pursuant to options exercisable within 60 days of May 29, 1998.

 (9) Eriberto R. Scocimara is also the President and Chief Executive Officer of the Hungarian-American Enterprise Fund.

(10) These entities are affiliated through Advent International Corporation of which Mr. Callinan is Senior Vice President and Managing Director for Central and Eastern Europe. Such entities own in the aggregate 1,769,446 shares, which constitute approximately 11.7% of the outstanding shares.

                             ELECTION OF DIRECTORS

DIRECTORS OF THE COMPANY

  The Directors of the Company are as follows:

        NAME                AGE                    POSITION
        ----                ---                    --------
   DIRECTORS
   Michael J. Brown(1).....  41 Chairman, President and Chief Executive Officer
   Daniel R. Henry.........  32 Director, Chief Operating Officer
   Thomas A.
    McDonnell(1)(2)(3).....  52 Director
   Nicholas B.
    Callinan(1)(2).........  51 Director
   Steven J.
    Buckley(1)(2)(3).......  42 Director
   Eriberto R. Scocimara...  61 Director
   Andrzej Olechowski......  50 Director

--------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of the Stock Option Committee

CLASSIFIED BOARD

  The Company has a classified Board of Directors consisting of two directors with terms expiring in 1998, two directors with terms expiring in 1999 and two directors with terms expiring in 2000, who will serve until 1998, 1999 and 2000, respectively, and until their respective successors are elected and qualified. Mr. Brown and Mr. Henry are employee directors. The remaining five directors are independent directors. Each year, two (three in one year) directors are elected for a full term of three years to succeed those directors whose terms expire in such year.

  Stockholders submitting a consent form will consent, unless the consent form is marked otherwise, to elect the following persons as directors: Mr. Michael
J. Brown and Mr. Andrzej Olechowski. The terms of the directors elected pursuant to this Consent Solicitation Statement will expire in 2001.

  The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond 1998.

  All directors have held their present positions for at least five years, except as otherwise indicated. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

NOMINEES

  MICHAEL J. BROWN founded the predecessor of the Company with Daniel R. Henry in 1994 and has served as the Chief Executive Officer of the Company or its predecessor since 1994. In 1979 Mr. Brown founded Innovative Software, a computer software company that was merged with Informix, a leading provider of advanced database software technology, in 1988. During this period, Innovative Software conducted three public offerings of its shares. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. Annual revenues of Informix had grown to $170 million by the time Mr. Brown left Informix in 1990. In 1993 Mr. Brown was a founding investor of Visual Tools, Inc., a company that writes and markets component software for the growing Visual Basic and Visual C++ developer market. Visual Tools, Inc. was acquired by Sybase Software in February 1996. Mr. Brown received a B.S. in Electrical Engineering from the University of Missouri--Columbia in 1979 and a M.S. in Molecular and Cellular Biology at the University of Missouri--Kansas City in 1996. Mr. Brown has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. If elected, Mr. Brown's term will expire in May 2001. Mr. Brown is married to the sister of Mr. Henry's wife.

  ANDRZEJ OLECHOWSKI has served as a Director of the Company since its incorporation in December 1996. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 was Deputy Governor of the National Bank of Poland. At present
Dr. Olechowski is Chairman of Central Europe Trust, Poland, a consulting firm. Since 1994, he has served as Chairman of the City Council in Wilanow, a district of Warsaw. His memberships include a number of public policy initiatives as well as International Advisory Boards of Goldman Sachs International, Creditanstalt, Banca Nazionale del Lavoro, International Finance Corporation, Textron and boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw. If elected, Mr. Olechowski's term will expire in May 2001.

OTHER DIRECTORS

  NICHOLAS B. CALLINAN has been a Director of the Company since its incorporation in December 1996 and he previously served on the board of Euronet Holding N.V. From 1993 he served as Senior Vice President and Managing Director for Central and Eastern Europe of Advent International Corporation, a venture capital investment and management company and the ultimate general partner of private equity funds which are a shareholder of the Company. In 1997, he was appointed Managing Director of Emerging Markets for Advent International Corporation. From 1983 to 1993, he was founder and Chief Executive Officer of Western Pacific Management & Investment Company, which later became the Advent Group of Companies. Mr. Callinan has a B.E. in Civil Engineering and an M.B.A. from the University of Melbourne. Mr. Callinan's term as Director of the Company will expire in May 1999.

  ERIBERTO R. SCOCIMARA has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Since April 1994 Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a private company that is funded by the U.S. government and invests in Hungary and is also a shareholder of the Company. Since 1984 he has been the President of Scocimara & Company, Inc., an investment management company.
Mr. Scocimara was a partner of G.L. Ohrstrom & Co. from 1969 to 1984. Mr. Scocimara is currently a director of the Hungarian-American Enterprise Fund, Carlisle Companies, Harrow Industries, Inc., Roper Industries, Quaker Fabrics and several privately-owned companies. He has a Licence de Science Econonomique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University. His term as a Director of the Company will expire in May 1999.

  DANIEL R. HENRY founded the predecessor of the Company with Michael J. Brown in 1994 and is currently serving as Chief Operating Officer of the Company. Mr. Henry is based in Budapest, Hungary where he oversees the daily operations of the Company's European subsidiaries. Mr. Henry also is responsible for the expansion of the Company into other countries and the development of new markets. Prior to joining the Company, Mr. Henry was a commercial real estate broker for five years in the Kansas City metropolitan area where he specialized in the development and leasing of premiere office properties. Mr. Henry received a B.S. in Business Administration from the University of Missouri--Columbia in 1988. Mr. Henry has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. His term as Director of the Company will expire in May 2000. Mr. Henry is married to the sister of Mr. Brown's wife.

  THOMAS A. MCDONNELL has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc., an information processing and computer software company. Since

October 1984 he has served as Chief Executive Officer and since January 1973 (except for a 30 month period from October 1984 to April 1987) he has served as President of such company. From February 1987 to October 1995, he served as Executive Vice President and from 1983 to November 1995 he served as a director of Kansas City Southern Industries. From December 1989 to October 1995, he served as a director of The Kansas City Southern Railway Company. From October 1994 to April 1995 he served as President and from 1992 to September 1995 as director of Berger Associates, Inc., a money management firm. From 1994 to January 1997, Mr. McDonnell was a director of First of Michigan Capital Corporation. He is currently a director of Informix, BHA Group, Inc., DST Systems, Inc., Cerner Corporation, Computer Science Corporation and Janus Capital Corporation. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance. Mr. McDonnell's term as Director of the Company will expire in May 2000.

  STEVEN J. BUCKLEY has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. In April 1994 he was a co-founder of Poland Partners L.P., a venture capital fund for investment in Poland and since that time April 1994 he has served as President and Chief Executive Officer of Poland Partners Management Company, the advisor of such fund. From June 1990 to April 1994, he was a founder and director of Company Assistance Ltd., a business advisory firm in Poland. He has a B.A. in Political Science from Stanford University and an M.B.A. from Harvard University. Mr. Buckley's term as Director of the Company will expire in May 2000.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board held three meetings (including telephonic meetings) during 1997. All directors attended all three meetings except Mr. Callinan, Mr. Buckley and Mr. McDonnell who each attended two of the three meetings. No Board committees held a meeting in 1997. The Board has a standing audit committee, a standing compensation committee and a standing stock option committee. The Board does not have a standing nominating committee.

  Audit Committee. The Audit Committee, which is comprised solely of independent directors, did not hold a meeting in 1997. The reason the Audit Committee did not meet in 1997 is because the Company was inactive from its formation in December, 1996 until its initial public offering in March, 1997 (the "IPO"). The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the plans and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of the audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. In addition, the Audit Committee is responsible for reviewing and overseeing transactions between the Company and related parties or affiliated companies. Thomas A. McDonnell, Steven J. Buckley and Nicholas
B. Callinan are the current members of the Audit Committee.

  Compensation Committee. The Compensation Committee, which is comprised of a majority of independent directors, did not hold a meeting in 1997. The reason the Compensation Committee did not meet in 1997 is because in connection with the IPO, the Company entered into long term employment agreements with its executive officers. The Compensation Committee makes determinations with respect to salaries and bonuses payable to the Company's Executive Officers. Michael J. Brown, Thomas A. McDonnell, Steven J. Buckley and Nicholas B. Callinan are the current members of the Compensation Committee. Mr. Brown does not participate in decisions regarding his own compensation.

  Stock Option Committee. Effective October 16, 1997, the Board established a Stock Option Committee, which is comprised solely of independent directors. The Stock Option Committee will make determinations with respect to grants of options to officers and other key employees of the Company. Thomas A. McDonnell and Steven J. Buckley are currently members of the Stock Option Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Of the members of the Company's Compensation Committee, Michael J. Brown is the Chief Executive Officer and President of the Company. Mr. Brown does not participate in decisions relating to his own compensation. For information regarding certain transactions between the Company and members of the Compensation Committee, see "Certain Relationships and Related Transactions."

SECTION 16 COMPLIANCE

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1997, the Company's directors, officers, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

COMPENSATION OF DIRECTORS

  The Company historically has not paid fees to its directors for attendance at meetings. Effective January 1, 1998, the Company pays each director a fee of $2,000 for each board meeting attended, a fee of $1,000 for each committee meeting attended and a fee of $250 for participation in a telephonic meeting. In addition, each Director will receive annually options to purchase 1,000 shares of Common Stock in accordance with the Company's Stock Option Plan if the Stock Option Plan is consented to by the holders of a majority of the Company's outstanding Common Stock. The Company also reimburses directors for out-of-pocket expenses incurred in connection with the directors' attendance at meetings. Andrzej Olechowski is paid $4,000 for serving as a member of the Company's Advisory Board.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation awarded or paid by the Company to its Chief Executive Officer and to the one other executive officer of the Company whose total annual salary and bonus equaled or exceeded $100,000 during the year ended December 31, 1997 (the "Named Executive Officers") for the periods indicated:

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL
                                  COMPENSATION                         LONG-TERM COMPENSATION
                               ------------------                 ---------------------------------
                                                                  SECURITIES
                                                                  UNDERLYING RESTRICTED
  NAME AND PRINCIPAL                               OTHER ANNUAL    OPTIONS/     STOCK       LTP        ALL OTHER
       POSITION         PERIOD SALARY($) BONUS($) COMPENSATION($)  SAR'S(#)  AWARD(S)($) PAYOUTS($) COMPENSATION($)
  ------------------    ------ --------- -------- --------------- ---------- ----------- ---------- ---------------
Michael J. Brown.......  1997   100,000     $0           $0             --        --         --            --
 Chief Executive
  Officer,               1996   100,000     $0           $0       1,149,890       --         --            --
 President and Chairman
 of the Board
Jeffrey B. Newman .....  1997   133,333     $0           $0          17,500       --         --            --
 Vice President and      1996       --      $0           $0          52,500       --         --            --
 General Counsel

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides certain information concerning Options granted to the Named Executive Officers of the Company during the year ended December 31, 1997.

                               INDIVIDUAL GRANTS

                                                                    POTENTIAL
                                                                   REALIZABLE
                                                                    VALUE AT
                                                                 ASSUMED ANNUAL
                                                                 RATES OF STOCK
                               % OF TOTAL                             PRICE
                    NUMBER OF   OPTIONS                           APPRECIATION
                    SECURITIES GRANTED TO EXERCISE                 FOR OPTION
                    UNDERLYING EMPLOYEES   PRICE                     TERM(1)
                     OPTIONS   IN FISCAL    PER     EXPIRATION   ---------------
NAME                 GRANTED      YEAR     SHARE       DATE       5%($)  10%($)
----                ---------- ---------- -------- ------------- ------- -------
Michael J. Brown..       --       --          --             --      --      --
Jeffrey B. Newman.    17,500      5.8%     $13.94  Apr. 22, 2007 153,419 388,793

--------
(1) Potential realizable value is based on the assumption that the shares appreciate at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. Those numbers are calculated based upon the requirements promulgated by the Commission and do not reflect any estimate by the Company of future price increases.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information concerning Options exercised by the Named Executive Officers during the year ended December 31, 1997 and Options held by such individuals at December 31, 1997:

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES                      OPTIONS AT          IN-THE-MONEY OPTIONS AT
                         ACQUIRED                  DECEMBER 31, 1997       DECEMBER 31, 1997($)
                            ON       VALUE     ------------------------- -------------------------
NAME                     EXERCISE REALIZED$(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- ------------ ----------- ------------- ----------- -------------
Michael J. Brown........ 224,492   2,010,979     926,323         --       5,196,672         --
Jeffrey B. Newman.......     --          --       10,500      42,000         58,905     235,620

--------
(1) Based on the difference between the exercise price of the Options and the fair market value of the Common Stock on March 7, 1997 and December 1, 1997, which are the dates the Options were exercised.

EMPLOYMENT AGREEMENTS

  Mr. Brown serves as the Chief Executive Officer, President and Chairman of the Board of the Company pursuant to an employment agreement dated December 17, 1996. Under the terms of his agreement, Mr. Brown is entitled to an annual salary of $100,000, subject to annual review and adjustments by the Board of Directors, and is reimbursed for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement. The terms of the agreement also provide that Mr. Brown will be entitled to fringe benefits and perquisites comparable to those provided to any or all of the Company's senior officers. The term of the agreement expires in December 1999. The term of the agreement, however, will be automatically extended on the same terms and conditions for successive periods of one year each unless declined by either party for any reason. In the event that Mr. Brown's employment with the Company is terminated by the Company for Cause (as defined in the agreement), or if Mr. Brown voluntarily terminates employment with the Company, he will be entitled to receive all compensation, benefits and reimbursable expenses accrued as of the date of such termination. In the event that Mr. Brown's employment with the Company is terminated by reason of death or Disability (as defined in the agreement), he (or his designated beneficiary) will be paid his annual salary at the rate then in effect for an additional one-year period. The agreement also contains certain non-competition, non-solicitation and non-disclosure covenants.

  The Company has also entered into employment agreements with Messrs. Henry, Depenbusch, Newman and Colwill, all of which expire in December 1999. The terms of these employment agreements are substantially similar to those contained in Mr. Brown's employment agreement.

BENEFIT PLANS

  The Company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and copayments by employees.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee. The Committee is responsible for establishing and administering the policies which govern both annual compensation and equity ownership programs. The grant of options is governed by the Stock Option Committee. Mr. Brown does not participate in any decisions regarding his own compensation.

 Overview and Philosophy

  The Company's executive compensation program has the following objectives:

  . To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

  .To align management's interests with stockholders by including long-term equity incentives.

  Currently, the Company's compensation package for executives consists of a base salary and stock options which vest over a period of years, generally five years. The Company's executive compensation package is being revised in 1998 to include a performance based cash bonus program with the objective of further reinforcing the incentive impact of the compensation package.

 Compensation Levels in 1997

  The Company was incorporated in December, 1996. Many of the executives in the Company (which the Committee considers to include the Company's directors and officers as well as managers of the countries in which the Company has established subsidiaries) were hired during 1997. The Company is still small in relation to those in its industry peer group and is growing rapidly. In addition, the Company is in an unusual situation in that all of its business is conducted outside of the United States, with the head office established in Budapest. These factors render comparison of executive compensation levels within the Company with those of other companies in its peer group somewhat difficult. Moreover, the Company believes that a successful compensation program requires the application of judgment and subjective determinations of individual performance, and to that extent the Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees in the markets in which it operates.

  To date, the compensation packages granted to senior executives have been based on the levels in effect with the predecessor to the Company, Euronet Holding N.V., as of the time of the incorporation of the Company and the individual qualifications of each employee. Although base salary levels are currently fairly low as compared with similar public companies in the United States and the Company's peer group, the Company believes it has been able to attract and retain excellent executive talent through its stock option programs, which is perceived to provide significant long term compensation value due to the high growth potential of the Company.

 Base Salary

  Mr. Brown's base salary is determined by an Executive Employment Contract dated December, 1996. Mr. Brown's base salary is currently well below industry standard. However, when the value of "Milestone" options held by Mr. Brown which vested in 1997 are taken into account, Mr. Brown's total compensation for 1997 is considered extremely competitive. The Committee will consider revision of Mr. Brown's base salary for 1998 during its next meeting. Mr. Brown will not participate in this decision.

  Base salaries for all other executives were set by Mr. Brown at the time of hire and will be reviewed annually. Mr. Brown attempts to set base salary compensation within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. In addition, salary determinations depend both upon the executive's salary at his previous place of employment and upon the individual's potential value to the Company as measured by certain subjective non-financial objectives. These non-financial objectives include the individual's potential and actual contribution to the company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

 Annual Incentive Compensation and Stock Options Programs

  The Company does not yet have in place an annual incentive bonus program, but expects to design and implement such a program during 1998. The objective of such program will be to provide key employees with cash incentives and stock options to achieve the Company's financial goals. Although the specific details of this program remain to be defined, it is anticipated that it will include the following features:

  The bonus program for Mr. Brown will be set each year by the Committee and reviewed by the full Board of Directors. The payment of bonus compensation to Mr. Brown will depend on the attainment by the Company of projected revenues and Company goals and will be calculated as a percentage of the financial goals actually attained.

  For all other employees, there will be two components to the Company's bonus program, the first based on Company performance and the second based on the executive's individual performance. At the beginning of each year, Mr. Brown will establish recommended target annual bonus levels expressed as a percentage of salary according to level of management, which amount the executive will receive if the Company achieves its target net income for the year. The second component of the Company's bonus program will be awarded to the executive based upon a review of the executive's performance in relation to individual objectives which may depend upon the specific executive's functions.

  Cash bonuses will then be paid annually to each executive based upon the performance targets as well as the review of individual objectives established and measured by the CEO.

 Stock Option Programs

  The Company's stock option plans are designed to promote the identity of long-term interests between the Company's employees and its stockholders and to assist in the retention of executives. All option grants are proposed by Mr. Brown and approved by the Stock Option Committee of the Board of Directors, which consists of two non-management members of the Compensation Committee. The size of option grants is generally intended by Mr. Brown to reflect the executive's position with the Company and his or her contributions to the Company. Stock options are granted at an option price equal to the fair market value of the Common Stock on the date of grant and generally vest over a five year period in order to encourage key employees to remain with the Company.

 Benefits

  The Company's executive officers are entitled to receive medical insurance benefits. A 401(K) Plan is being established and will be available to executives on the same basis as other full-time employees of the Company.

  The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1997 for any of the Named Executive Officers.

 Conclusion

  Through these programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in furtherance of strategic goals, as well as stock price appreciation. The Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return.

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the total cumulative return on the Common Stock from March 7, 1997 (the date of the IPO) through December 31, 1997 with the Center for Research in Security Prices ("CRSP") Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Financial Stocks (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume the value of an investment in the Common stock, the Market Group and the Peer Group was $100 on March 7, 1997. The Company's Common Stock is traded on the Nasdaq National Market under the symbol EEFT.

                          [ LINE GRAPH APPEARS HERE ]

TOTAL RETURNS INDEX                03/07/97    04/30/97    09/30/97    12/31/97
Euronet Services Inc.              100.000      73.3         76.6        51.66

The Market Group                   100.000     107.323      129.31      121.27

The Peer Group                     100.000     103.710      130.13      140.88


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FINANCINGS

  Between June 22, 1994 and the present, the Company and its existing shareholders engaged in several transactions to provide the Company (including its predecessors and operating subsidiaries) with necessary financing. These transactions are summarized below. For the convenience of the reader all amounts of capital contributions made in Hungarian forints have been translated into U.S. dollars at the official middle rate established by the National Bank of Hungary on the date such capital contributions were made and all amounts of capital contributions made in Polish zlotys have been translated into U.S. dollars at the exchange rate quoted by the National Bank of Poland at noon on the date such capital contributions were made.

  Formation of the Company. Bank Access 24 Kft. ("Bank 24"), the predecessor of the Hungarian operating subsidiary of the Company, was established on June 22, 1994 by Michael Brown and Daniel Henry, both of whom are Directors of the Company. Mr. Brown received a 90% equity interest in Bank 24 in consideration for a contribution of $9,000 and Mr. Henry received a 10% interest in consideration of a contribution of $1,000.

  Original Joint Venture Agreement. On July 19, 1994 a Joint Venture Agreement (the "Original JVA") was entered into by Mr. Brown and DST Systems, Inc., Euroventures (Hungary) B.V. ("Euroventures"), Mark Callegari, Larry Maddox and Lawrence Schwartz. The Original JVA provided that the parties to the Original JVA would contribute capital to Bank 24 in exchange for ownership interests in Bank 24 in the following amounts:

                                                           CAPITAL    PERCENTAGE
     SHAREHOLDER                                         CONTRIBUTION OWNERSHIP
     -----------                                         ------------ ----------
     Michael Brown......................................  $  990,000    42.74%
     DST Systems, Inc. .................................  $1,000,000    34.72%
     Euroventures.......................................  $  300,000    10.42%
     Mark Callegari.....................................  $  200,000     6.93%
     Lawrence Schwartz..................................  $   50,000     1.74%
     Larry Maddox.......................................  $  100,000     3.74%

  Pursuant to the Original JVA, Mr. Henry transferred his 10% interest in Bank 24 to Mr. Brown for a purchase price equal to $1,000. At the time of the Original JVA, Mr. Brown was granted an additional 8% equity interest in Bank 24 at no cost.

  Capital Increase and Amendment of Original JVA. On February 20, 1995, the Original JVA was amended by an Amended and Restated Joint Venture Agreement (the "Amended JVA") under which a new shareholder, the Hungarian-American Enterprise Fund ("HAEF"), and Euroventures agreed to purchase from a third party 100% of the equity interests in SatComNet Kft., which is now a subsidiary of the Company ("SatComNet"). HAEF acquired an 89% interest in SatComNet for a purchase price of $439,000 and Euroventures purchased an 11% interest in SatComNet for $52,000. Under the Amended JVA, HAEF also agreed to contribute $611,000 to Bank 24, Euroventures agreed to contribute $148,000 and a new shareholder, Hi-Care Trade and Development Company ("Hi-Care") agreed to contribute $197,000.

  The shareholders of SatComNet and Bank 24 exchanged their interests held in such companies to create identical ownership of the two companies, as follows:

                                                                      PERCENTAGE
     SHAREHOLDER                                                      OWNERSHIP
     -----------                                                      ----------
     Michael Brown...................................................    30.29%
     DST Systems, Inc. ..............................................    22.49%
     HAEF............................................................    23.61%
     Euroventures....................................................    11.24%
     Hi-Care.........................................................     4.50%
     Mark Callegari..................................................     4.50%
     Larry Maddox....................................................     2.25%
     Lawrence Schwartz...............................................     1.12%
                                                                        ------
       Total.........................................................   100.00%
                                                                        ======

  Bank 24 was then transformed into an "Rt.", a different form of Hungarian corporate entity.

  Under the Amended JVA, Mr. Henry was granted an option to purchase up to 6% of the shares of each of Bank 24 and SatComNet for a total purchase price of $246,000.

  Hi-Care entered into a lease with Bank 24 effective as of September 10, 1994 for the Company's current offices in Budapest. The entire amount contributed to the capital of Bank 24 by Hi-Care under the Amended JVA was immediately paid out to Hi-Care as a payment under such lease.

  Loans from Mr. Michael J. Brown. Mr. Brown established the Company's Polish operating subsidiary, Bankomat 24/Euronet Sp. z o.o. ("Bankomat"), on August 8, 1995. Upon its formation, Mr. Brown contributed $2,000 to Bankomat and was the sole interest holder of Bankomat. A capital increase in the amount of $61,000 was made on December 7, 1995. On August 31, 1995, Mr. Brown agreed to make revolving loans in the amount $125,000 to Bankomat at a rate of interest of 10% per year. The amount of such loans was increased to $195,000 as of May 21, 1996. As of December 31, 1996, $262,000 was outstanding under such loans and other loans made by Mr. Brown to the Company consisting of $67,000 in loans at an interest rate of 10% relating to the establishment of Bankomat. Such loans were repaid in 1997 by application of the proceeds of the Company's 1997 equity offering.

  Formation of Euronet Holding N.V. On February 15, 1996 the shareholders in Bank 24 and SatComNet and Hi-Care (the "Original Investors") terminated the Amended JVA and entered into a shareholders' agreement dated February 15, 1996, as amended October 14, 1996 (the "Shareholders' Agreement") reorganizing the ownership of Bank 24, SatComNet and Bankomat. Under the Shareholders' Agreement, the Original Investors contributed all of their shares and interests in Bank 24, SatComNet and Bankomat to Euronet Holding N.V., which was established on March 27, 1996 as a holding company. In addition, four new shareholders made cash contributions to the capital of Euronet Holding N.V. in exchange for preferred stock of Euronet Holding N.V., as follows:

                                                               NUMBER OF SHARES
                                                              OF PREFERRED STOCK
                                                 CONTRIBUTION OF EURONET HOLDING
   NEW SHAREHOLDERS                               COMMITMENT         N.V.
   ----------------                              ------------ ------------------
   Advent Private Equity Fund CELP..............  $1,250,000        875,000
   Hungarian Private Equity Fund................  $  500,000        350,000
   Poland Investment Fund.......................  $1,250,000        875,000
   Poland Partners L.P. ........................  $3,000,000      2,100,000

  Concurrently with these transactions, Euroventures purchased the shares and interests of Hi-Care in Bank 24 and SatComNet.

  The Shareholders' Agreement provided that the Original Investors and management of Euronet Holding N.V. would be granted certain awards of preferred shares, and in the case of Mr. Brown, Common Shares, of Euronet Holding N.V. in consideration of the payment of the par value ($0.02) of such shares if certain goals ("Milestones") were attained by the Company (the "Milestone Awards"). Specifically, the following Original Investors were to receive the following amounts of preferred shares or Common Shares of Euronet Holding N.V.:

                                                                    NUMBER OF
    ORIGINAL INVESTOR OR                                          SHARES TO BE
   MANAGEMENT MEMBER                                                 AWARDED
   ---------------------                                         ---------------
   Michael Brown................................................ Up to 1,117,620
   DST Systems, Inc. ........................................... Up to 258,300
   HAEF......................................................... Up to 271,110
   Euroventures................................................. Up to 180,810
   Mark Callegari............................................... Up to 51,597
   Larry Maddox................................................. Up to 25,802
   Lawrence Schwartz............................................ Up to 12,901
   Daniel Henry................................................. Up to 593,670

  Pursuant to the Shareholders' Agreement, Euronet Holding N.V. was entitled to call a "standby round" of investment from DST Systems, Inc., Poland Partners L.P., Hungarian Private Equity Fund and the Advent Private Equity Fund CELP of up to $3,000,000 in the aggregate from such shareholders at a per share price of $2.14 for one tranche and $10.00 per share for a second tranche subject to certain conditions. The first tranche of this standby round was called on November 26, 1996 and 466,669 Series B convertible preferred shares of Euronet Holding N.V. were issued in exchange for $1 million. The Company's right to call the remainder of the standby round commitment terminated on the termination of the Shareholders' Agreement which occurred on March 7, 1997 in connection with the equity offering.

  In addition, the Shareholders' Agreement provided that Mr. Brown would be reimbursed by the shareholders for up to $100,000 for expenses incurred from December 1994 to May 1995, and by the Company for expenses incurred from June 1, 1995 to March 27, 1996 relating to the establishment of Bankomat. On October 11, 1996, Euronet Holding N.V. adopted a revision to its Articles of Association effecting a ten for one stock split.

  On October 14, 1996, the Shareholders' Agreement was amended (the "First Amendment") and the Milestone Award arrangements were modified to provide for two different types of grants:

    (i) Milestone Awards of preferred shares of Euronet Holding N.V. in exchange for payment of par value ($0.02), to all Original Investors except Mr. Brown;

    (ii) Options to purchase Common Shares and preferred stock of Euronet Holding N.V. to Mr. Brown, and options to purchase preferred shares of Euronet Holding N.V. to Mr. Henry, Mr. Depenbusch and certain other employees of the group at a purchase price of $2.14 per share ("Milestone Options"). The number of shares of Euronet Holding N.V. subject to these option arrangements was increased as compared with the amounts that were to be awarded under the Shareholder's Agreement to take into account the fact that consideration was now to be paid for such shares. The following numbers of Milestone Options were granted to directors and officers of the
  Company: Michael Brown (1,149,890 of Common Shares and preferred stock of Euronet Holding N.V.); Daniel Henry (599,340 preferred shares of Euronet Holding N.V.); and Dennis Depenbusch (226,450 preferred shares of Euronet Holding N.V.).

  All Milestone Awards of Common Shares of Euronet Holding N.V. became effective as of the closing of the 1997 equity offering and all Milestone Options became vested upon the closing of the offering, with the exception of 49,819 Options to certain key employees which will vest equally in March of 1998 and 1999. Such options have an exercise price of $2.14 per share.

  The Reorganization. In December 1996, the Company, shareholders and optionholders of Euronet Holding N.V. entered into an Exchange Agreement pursuant to which (i) 10,296,076 shares of Common Stock were to be issued to the shareholders of Euronet Holding N.V. in exchange for all of the Common Shares of Euronet Holding N.V., (ii) options to acquire 3,113,355 shares of Common Stock were to be granted to the holders of options to acquire 3,113,355 Common Shares of Euronet Holding N.V. in exchange for all of such options and
(iii) awards with respect to 800,520 shares of Common Stock were to be issued to the holders of awards with respect to 800,520 preferred shares of Euronet Holding N.V. in exchange for all such awards. The exchange became effective as of March 6, 1997, the date of the execution of the underwriting agreement in connection with the Company's 1997 equity offering.

  GE Capital Investment. On January 31, 1997, the Company signed a subscription agreement (the "Subscription Agreement") with General Electric Capital Corporation ("GE Capital") pursuant to which GE Capital agreed to subscribe for preferred stock of Euronet Holding N.V. for an aggregate purchase price of $3 million which entitled GE Capital to receive 710,507 shares of Common Stock of the Company in connection with the Reorganization, resulting in a per share purchase price of $4.22. Under a "claw back" option, the Company retained the right to repurchase up to 292,607 of such shares for nominal consideration in the event of a public or private offering of the Company's Common Stock, if the Company was attributed a valuation that is higher than that used for purposes of the Subscription Agreement, including the 1997 equity offering. The conditions for the exercise of this option were met and the Company exercised this option on June 16, 1997. The Company repurchased all 292,607 shares from GE Capital for a price of approximately $4,000. These shares are currently held in treasury.

  The Subscription Agreement also included certain reciprocal rights of the parties to act as preferred providers of services to each other in Poland, Hungary, the Czech Republic, Germany and Austria. In particular, the Company is a preferred provider of outsourced ATM services to certain banks affiliated with GE Capital and GE Capital is a preferred provider of equipment financing and satellite telecommunications to the Company.

  Initial Public Offering. On March 7, 1997, the Company completed an initial public offering of its Common Shares. The following transactions occurred in connection with the offering:

    (i) the Reorganization became effective;

    (ii) the Shareholders' Agreement was terminated;

    (iii) Michael Brown exercised Milestone Options to purchase 149,492 shares and sold them in the offering together with 205,023 shares which he held directly prior to the offering, resulting in total net proceeds to him of approximately $4,226,000.

    (iv) Daniel Henry exercised Milestone and certain incentive options to purchase 103,985 shares of the Company's stock and sold them in the offering, resulting in net proceeds to him of approximately $1,174,000.

    (v) Dennis Depenbusch exercised Milestone and certain incentive options to purchase 51,345 shares of the Company's stock and sold them in the offering, resulting in net proceeds to him of approximately $569,000.

    (vi) all of the shareholders of the Company as of March 6, 1997 except DST Systems, Inc. sold 25% of the shares held as of that time, including the following shareholders who held over 10% of the shares prior to the offering: Michael J. Brown; HAEF, which sold 350,753 shares for total net proceeds of approximately $4,493,000; and Poland Partners which sold 525,000 shares for total net proceeds of approximately $6,733,000.

    (vii) the Company issued and sold in the offering a total of 3,833,650 shares, including 795,000 shares which were purchased by the underwriters pursuant to their over-allotment option. Total net proceeds to the Company in the offering were approximately $47,857,000.

  ATM Purchase Option. On March 10, 1995, Bank 24 entered into a Master Rental Agreement with HFT Corporation ("HFT") pursuant to which HFT agreed to lease ATM machines to Bank 24 pursuant to operating leases which are treated, for U.S. GAAP purposes only, as capital leases. On the same date, HFT granted an option to purchase the ATM machines which were the subject of this Master Rental Agreement to Windham Technologies, a company controlled by Michael Brown and Mark Callegari. On March 25, 1995, Windham Technologies executed a unilateral undertaking (the "Undertaking") to sell such machines to Bank 24 for a purchase price which was equal to the price paid by Windham, plus incidental expenses. All ATMs operated by the Company are subject to this arrangement. The Company intends to restructure these arrangements as capital leases under Hungarian law and has recorded an accrual in its financial statements in this respect.

  Windham Technologies Inc. Windham Technologies Inc. ("Windham") holds the option to purchase certain ATMs at the end of the lease term. Windham is jointly owned by two shareholders of Euronet Holding N.V. Windham has signed an undertaking to contribute these assets to Euronet Holding N.V. at the end of the lease at a bargain purchase price of $1 plus incidental expenses.

  In addition, payments of $94,000, $425,000, $320,000 and $66,000 have been made for the years ended December 31, 1997, 1996 and 1995, for the period from June 22, 1994 (inception) through December 31, 1994, respectively, to Windham. These payments cover the services and related expenses of consultants seconded by Windham to Euronet Holding N.V. These services include AS400 computer expertise, bank marketing and management support.

  Certain directors or officers and their affiliates have rights to require the Company to file a registration statement covering the public sale by such persons of the shares of Common Stock owned by them, and to pay all of the costs and expenses associated therewith, other than underwriting discounts and fees.

                    PROPOSAL TO APPROVE THE ADOPTION OF THE
                    EURONET SERVICES INC. STOCK OPTION PLAN

  The Board believes that it is desirable that the Company's officers, other key employees and certain non-employee directors and independent consultants have a financial interest in the Company's performance. As a result, on May 18, 1998, the Board adopted the Euronet Services Inc. Stock Option Plan (the "Stock Option Plan"), subject to the consent of holders of a majority of the Company's outstanding Common Stock.

  The following summary of the Stock Option Plan is qualified in its entirety by reference to the complete text of the Stock Option Plan, which is attached to this Consent Solicitation Statement as Appendix A and is incorporated herein by reference.

  Administration. The Compensation Committee shall administer the Stock Option Plan, but decisions with respect to grants of options to officers and other key employees of the Company shall be made solely by the Stock Option Committee.

  Effective Date. The Stock Option Plan became effective as of May 18, 1998, subject to the consent by stockholders holding a majority of the Company's outstanding Common Stock and will continue in effect for a period of ten years unless terminated sooner as provided in the Stock Option Plan.

  Eligibility. All of the Company's officers, other key employees, non-employee directors and independent consultants are eligible to participate in the Stock Option Plan (the "participants").

  Shares Subject to the Stock Option Plan. The aggregate number of shares subject to the Stock Option Plan will not exceed 2,000,000 shares, subject to anti-dilution adjustments. If any change is made to the Common Stock subject to the Stock Option Plan (whether by reason of a stock dividend, recapitalization resulting in stock splits or combinations or exchanges of shares, or other capital change affecting the Common Stock), the appropriate adjustments to the maximum number of shares subject to the Stock Option Plan will be made. Although the Company is not obligated to file a registration statement to register the shares issued under the Stock Option Plan, it plans to file a Form S-8 registration statement to cover the shares that may be issued on exercise of options granted under such plan at such time as options granted under the plan first become exercisable.

  Provisions of the Stock Option Plan. Options granted under the Stock Option Plan will either be incentive stock options as such term is defined under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options not intended to qualify as such ("non-qualified stock options"). The exercise price of each share of Common Stock underlying an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date of grant of such option; provided, however, that the exercise price of incentive stock options granted to holders of at least 10% of the Company's capital stock ("Ten Percent Holders") may not be less than 110% of such fair market value. The exercise price of each share of Common Stock underlying a non-qualified stock option may not be less than the fair market value of a share of Common Stock on the date of grant of the option.

  Options are exercisable in whole or in part at any time over the exercise period specified by the Compensation Committee, but in no event may the exercise period exceed ten years from the date of grant of each incentive stock option or non-qualified stock option; provided, however, that the exercise period for incentive stock options granted to Ten Percent Holders may not exceed five years from the date of grant of such options. Options granted to independent consultants vest immediately, and options granted to employees or directors vest over a five-year period with no such options vesting prior to one year from the date of grant. The option exercise price must be paid in full, at the time of exercise, in cash or, with Compensation Committee approval, in shares of Common Stock having a fair market value in the aggregate equal to the option exercise price or in a combination of cash and such shares, provided that any shares of common stock used to pay the option exercise price must have been held by the participant for no less than six months.

  In the event that a participant (other than an independent consultant) ceases to maintain continuous service to the Company or any parent or subsidiary of the Company, for any reason other than death, an exercisable stock option will continue to be exercisable for 60 days; provided, however, that if the association of the participant with the Company or any parent or subsidiary of the Company shall terminate for "cause" (as determined by the Compensation Committee), all options theretofore granted to such participant shall, to the extent not theretofore exercised, terminate forthwith. If a participant who was an independent consultant when his option was granted shall die, exercisable stock options shall continue to be exercisable during the remaining period of their terms. If a participant who was a director, officer or employee of the Company or any of its parents or subsidiaries dies, exercisable stock options will continue to be exercisable for 90 days, to the extent exercisable by the participant immediately prior to his death. In no event may an option be exercised after its expiration date.

  Options are nontransferable except in the event of death, in which case the options may be exercised by the successor or representative of the deceased or disabled participant during the exercise period described above. The shares issued on exercise of the options may contain such restrictions including, but not limited to, limitations on transferability, as the Compensation Committee may determine.

  Certain Tax Matters. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the Stock Option Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

  Under the Stock Option Plan, a participant will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant of either an incentive stock option or a non-qualified stock option.

  Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of each share of Common Stock on the date of exercise exceeds the option price. The amount so recognized as income will be deductible by the Company. Upon any subsequent sale of shares acquired through a non-qualified stock option by a participant, the participant's basis in the shares purchased for determining gain or loss will be their fair market value on the date of exercise of the non-qualified stock option, if such shares were acquired for cash. If the exercise of the option is made by delivery of shares of Common Stock in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of Common Stock. Such equivalent number of new shares has the same basis and holding period as the shares exchanged. The number of shares received in excess of the number of shares delivered is included in the participant's income at the fair market value thereof at the time of exercise. Any gain or loss recognized upon the sale or other disposition of such shares will be capital gain or loss, either long-term or short-term depending upon the holding period of such shares (which begins on the date the participant recognizes income with respect to such shares).

  Upon exercise of an incentive stock option, the participant will generally not recognize ordinary income and the Company will generally not be entitled to a deduction at the time of exercise. Upon subsequent sales by a participant of shares acquired through the exercise of an incentive stock option, the participant's basis in the shares purchased for determining gain or loss will be the option price paid for the stock. Any gain will be capital gain unless the shares are sold within one year from the date of the exercise of the option to which the shares relate or within two years from the date of the issuance of the option to which they relate, in which case a portion of the gain may be treated as ordinary income. The ordinary income portion of the gain would equal the lesser of (i) the amount of gain recognized upon the sale or (ii) the amount by which the fair market value of the shares exceeded the option price on the date of exercise. The amount so treated as ordinary income will be deductible by the Company.

  The foregoing is not to be considered as tax advice to any persons who may be Stock Option Plan participants and any such persons are advised to consult their own tax counsel.

  Amendments and Termination. The Board may from time to time suspend, terminate, modify, or amend the Stock Option Plan, provided that in most cases any amendment that would materially increase the aggregate number of shares of Common Stock as to which Options may be granted under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan, or materially modify the requirements as to eligibility for participation in the Stock Option Plan shall be subject to the approval of the holders of a majority of the Common Stock voting at a meeting at which a quorum is present. In most cases, no suspension, termination, modification or amendment of the Stock Option Plan may adversely affect any rights under the Stock Option Plan unless the written consent of those affected is obtained. Unless terminated earlier by the Board, the Stock Option Plan will terminate on May 18, 2008.

  Options Granted Under the Stock Option Plan. On May 18, 1998, when the Stock Option Plan was approved by the Board of Directors, the Board granted options to purchase an aggregate of 637,400 shares of Common Stock under the Stock Option Plan assuming stockholders consented to the adoption of the Stock Option Plan. All such options are exercisable at $5.75 per share, which represents 100% of the closing price of the shares of Common Stock on May 18, 1998 as reported by Nasdaq. Of such options, an aggregate of 77,700 were granted to executive officers and directors as set forth under the caption "-- Benefit Amounts."

  Benefit Amounts. The table below sets forth the benefits that (i) to the extent such benefits are determinable, will be received under the Stock Option Plan during 1998, if the Stock Option Plan is approved [and (ii) to the extent that such benefits for 1998 are not determinable, the benefits that would have been received had the Stock Option Plan been in effect in 1997.]

                               NEW PLAN BENEFITS
                    EURONET SERVICES INC. STOCK OPTION PLAN

                                                              DOLLAR     NUMBER
   NAME AND POSITION                                        VALUE($)(1) OF UNITS
   -----------------                                        ----------- --------
   Michael J. Brown, Chief Executive Officer...............       -0-       -0-
   Jeffrey B. Newman, Vice President and General Counsel...  $ 73,250    25,000
   Executive Group.........................................  $221,801    75,700
   Non-Executive Director Group(2).........................  $ 17,580     6,000
   Non-Executive Officer Employee Group....................       -0-       -0-

--------
(1)The dollar value of grants is based on an assumed value of $2.93 per share, representing a present value calculated at May 18, 1998 using the Black-Scholes valuation model. The weighted average assumptions used in the calculations include an expected volatility of 55%, a risk-free rate of return of 7.13%, no dividend yield and an expected life of four years.
(2) Assumes that the Stock Option Plan was in effect during fiscal 1998, and that one grant of 1,000 options was made to each director other than Olechowski who received 2,000 options.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE STOCK OPTION PLAN.

            PROPOSAL TO RATIFY THE COMPANY'S 1996 STOCK OPTION PLAN

  In December 1996, in contemplation of the Company's IPO, the Board of Directors adopted the Long Term Incentive Stock Option Plan (the "1996 Stock Option Plan") which provides for the grant of options to purchase an aggregate of 2,413,586 shares of the Company's Common Stock. The terms and conditions pursuant to which options could be granted and exercised, including exercise price and eligibility requirements, and the other provisions of the plan are substantially the same as the terms, conditions and provisions discussed above regarding the adoption of the Stock Option Plan. At December 31, 1997, options to purchase an aggregate of 1,364,176 shares are outstanding under the 1996 Stock Option Plan and options to purchase an aggregate of 1,095,374 shares are available for future grant. The 1996 Stock Option Plan was adopted by stockholders in connection with the restructuring of the Company in contemplation of the IPO. Although the Company believes that stockholders approved the adoption of the 1996 Stock Option Plan when approving the restructuring of the Company for the IPO, certain questions have arisen as to whether the 1996 Stock Option Plan was properly adopted by stockholders. For this reason, stockholders are being asked to ratify the 1996 Stock Option Plan. Stockholder ratification would provide that the incentive stock options ("ISO") intended to be issued under such plan are in fact ISO options and that the holders of such options would benefit from favorable Federal income tax treatment. See "Proposal to Approve the Adoption of the Euronet Services Inc. Stock Option Plan--Certain Tax Matters" for a discussion of the favorable tax benefits afforded to holders of ISO options. Regardless of whether stockholder ratification is obtained, the 1996 Stock Option Plan would remain in effect and the Company would continue to have authority to grant options under such plan. Participants could, however, suffer an adverse tax consequence should it be determined by the Internal Revenue Service that stockholder approval was not obtained. See "Executive Compensation" for information regarding outstanding options under the 1996 Stock Option Plan.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE 1996 STOCK OPTION PLAN.

                            INDEPENDENT ACCOUNTANTS

  The firm of KPMG Polska Audyt Sp. zo.o. currently serves as the Company's independent accountants. The Board has not yet made a decision as to whether KPMG Polska Sp. zo.o. will be retained as the Company's independent auditors in 1998.

                        METHOD OF CONSENT SOLICITATION

  The entire cost of this consent solicitation will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit consents by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of consent materials to their principals.

                                          By Order of the Board of Directors,

                                          Jeffrey B. Newman
                                          Secretary and General Counsel

June 26, 1998

                                                                     APPENDIX A

                             EURONET SERVICES INC.

                               STOCK OPTION PLAN

  1. PURPOSE

  This Stock Option Plan (the "Plan") for Euronet Services Inc. (the "Company") is intended to provide incentive (i) to officers and other key employees of the Company and (ii) to certain non-employee Directors and independent contractors providing services to the Company by providing those persons with opportunities to purchase shares of the Company's Common Stock under (a) incentive stock options ("Incentive Stock Options") as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended and
(b) other stock options ("Non-Qualified Options").

  2. DEFINITIONS

  As used in this Plan, the following words and phrases shall have the meanings indicated:

    (a) "Board" shall mean the Board of Directors of the Company.

    (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (c) "Committee" shall mean the Option Committee of the Board.

    (d) "Common Stock" shall mean the Common Stock, $0.01 par value, of the Company.

    (e) "Company" shall mean Euronet Services, Inc., a Delaware corporation.

    (f) "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common Stock on the principal national securities exchange, if any, on which the shares of Common Stock shall then be listed for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the last sales price per share of Common Stock entered on a national inter-dealer quotation system for the last preceding date on which there was a sale of such Common Stock on such national inter-dealer quotation system, or (iii) if no closing or last sales price per share of Common Stock is entered on a national inter-dealer quotation system, the average of the closing bid and asked prices for the shares of Common Stock in the over-the-counter market for the last preceding date on which there was a quotation for such Common Stock in such market, or (iv) if no price can be determined under the preceding alternatives, then the price per share as most recently determined by the Board, which shall make such determinations of value at least once annually.

    (g) "Incentive Stock Option" means one or more Options to purchase Common Stock which, at the time such Options are granted under this Plan or any other such plan of the Company, qualify as incentive stock options under
  Section 422 of the Code.

    (h) "Non-Qualified Option" shall mean any Option that is not an Incentive Stock Option.

    (i) "Option Price" shall mean the purchase price of shares of Common Stock covered by an Option.

    (j) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (k) "Plan" shall mean this Stock Option Plan.

    (l) "Option" shall mean any option issued pursuant to this Plan.

    (m) "Optionee" shall mean any person to whom an Option is granted under this Plan.

    (n) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (o) "Ten Percent Shareholder" shall mean an Optionee who, at the time an Option is granted, owns directly or indirectly (within the meaning of section 425(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent or a Subsidiary.

  3. GENERAL ADMINISTRATION.

  (a) The Plan shall be administered by the Committee.

  (b) The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the Option Price; to determine the persons to whom, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Option Agreements (which need not be identical) entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

  (c) No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

  4. GRANTING OF OPTIONS

  Options may be granted under the Plan at any time prior to February 1, 2008.

  5. ELIGIBILITY

  (a) Options may be granted to any director, officer, key employee or outside consultant of the Company. In determining from time to time the officers and employees to whom Options shall be granted and the number of shares to be covered by each Option, the Committee shall take into account the duties of the respective officers and employees, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

  (b) At the time of the grant of each Option under the Plan, the Committee shall determine whether or not such Option is to be designated an Incentive Stock Option. Incentive Stock Options shall not be granted to a director or a consultant who is not an employee of the Company. The length of the exercise period of Incentive Stock Options shall be governed by Section 7(e)(2) of the Plan; the exercise period of all other Options will be governed by Section 7(e)(3).

  (c) An Option designated as an Incentive Stock Option can, prior to its exercise, be changed to a Non-Qualified Option if the Optionee consents to amend his Option Agreement to provide that the exercise period of such Option will be governed by Section 7(e)(2) of the Plan.

  6. STOCK

  The stock subject to the Options shall be shares of the Common Stock. Such shares may, in whole or in part, be authorized but unissued shares contributed directly by the Company or shares which shall have been or which may be acquired by the Company. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall be 2,000,000 shares. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 7(j) hereof. If any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan in the following year.

  7. TERMS AND CONDITIONS OF OPTIONS

  Each Option granted pursuant to the Plan shall be evidenced by Option Agreements in such forms as the Committee may from time to time approve. Options shall comply with and be subject to the following terms and conditions:

    (a) OPTION PRICE. Each Option shall state the Option Price, which in the case of Incentive Stock Options shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of grant of the Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one hundred ten percent (110%) of such fair market value. The Option Price per share for Non-Qualified Options shall also not be less than the Fair Market Value value of a share of Common Stock on the effective date of grant of the Option. The Option Price shall be subject to adjustment as provided in Section 7(j) hereof. The date on which the Committee adopts a resolution expressly granting an Option shall generally be considered the day on which such Option is granted. However, the Committee may, in its sole discretion, grant a series of sequential Options to an Optionee pursuant to a single resolution adopted by the Committee. Such a series of sequential Options will be treated as granted as of the specific future dates designated by the Committee and such Options will have an Option Price determined in each case by reference to the Fair Market Value of Common Stock as of the respective future dates as of which the Options are deemed granted. For example, as of May 15, 1998, the Committee could, in its sole discretion, grant a series of Options to an Optionee equal to 1,000 shares of Common Stock which could be deemed by the Committee to be granted at the rate of 250 shares as of June 1, 1998 and at the rate of 250 shares as of the first day of each of the next three calendar months thereafter for an Option Price in each case equivalent to the Fair Market Value of 250 shares of Common Stock as of each of the deemed grant days.

    (b) RESTRICTIONS. Any Common Stock issued under the Plan may contain restrictions including, but not limited to, limitations on transferability, as the Committee may determine.

    (c) VALUE OF SHARES. Options may be granted to any eligible person for shares of Common Stock of any value, provided that the aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all the plans of the Company, its Parent and its Subsidiaries) shall not exceed $100,000.

    (d) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash or, with the approval of the Committee, in shares of Common Stock having a Fair Market Value in the aggregate equal to such Option Price or in a combination of cash and such shares, provided that any shares of Common Stock used to pay the Option Price must have been held by the Optionee for no less than six (6) months.

    (e) TERM AND EXERCISE OF OPTIONS.

    (1) Unless the applicable Option Agreement otherwise provides, each Option granted to an independent contractor performing services for the Company shall be vested immediately and each Option granted to an employee or Director shall become vested and first exercisable in the following installments:

         ANNIVERSARY                                                 PERCENTAGE
       DATE OF GRANT                                                 EXERCISABLE
       -------------                                                 -----------
         Less than One..............................................      0%
         One........................................................     20%
         Two........................................................     40%
         Three......................................................     60%
         Four.......................................................     80%
         Five.......................................................    100%

    (2) Incentive Stock Options shall be exercisable over the exercise period specified by the Committee in the Option Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such Incentive Stock Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall not exceed five (5) years from the date of grant of such Option. Non-Qualified Options shall be exercisable over a period not to exceed ten (10) years. The exercise period of any Option shall be subject to earlier termination as provided in Section 7(g) and 7(h) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided that an Option may not be exercised at any one time as to less than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

    (f) DIVIDEND EQUIVALENCY

    Any Option may, in the discretion of the Committee, provide for dividend equivalency rights under which the Optionee shall be entitled to additional payments, in the nature of compensation, equal to the amount of dividends which would have been paid, during the period such Option is held, on the number of shares of Common Stock equal to the number of shares subject to such Option.

    (g) TERMINATION OF EMPLOYMENT. Except as provided in this Section 7(g) and Section 7(h) hereof and except with respect to Options granted to an independent contractor performing services for the Company, an Option may only be exercised by persons who are employees or of the Company or any Parent or Subsidiary of the Company (or a corporation or a Parent or Subsidiary of such corporation issuing or assuming the Option in a transaction to which Section 425(a) of the Code applies), who have remained continuously, a director or so employed since the date of grant of the Option. In the event all association of an Optionee with the Company (as an employee or director) shall terminate (other than by reason of death), all Options or unexercised portions thereof granted to such Optionee which are then exercisable may, unless earlier terminated in accordance with their terms, be exercised within sixty (60) days after such termination; provided, however, that if the association of the Optionee with the Company shall terminate for "cause" (as determined by the Committee), all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate forthwith. A bona fide leave of absence shall not be considered a termination or break in continuity of employment for any purpose of the Plan so long as the period of such leave does not exceed ninety (90) days or such longer period during which the Optionee's right to reemployment is guaranteed by statute or by contract. Where the period of such leave exceeds ninety (90) days and the Optionee's right to reemployment is not guaranteed, the Optionee's employment will be deemed to have terminated on the ninety-first (1st) day of such leave. Nothing in the Plan or in any Option granted pursuant hereto shall confer upon an employee any right to continue in the employ of the Company or any of its divisions or Parent or Subsidiaries or interfere in any way with the right of the Company or any such divisions or Parent or Subsidiary to terminate or change the terms of such employment at any time.

    (h) DEATH OF OPTIONEE. If an Optionee who was an outside consultant when his Option was granted shall die, all Options heretofore granted to such Optionee may be exercised at any time during the remaining period of their terms by the personal representative of the Optionee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of death of the Optionee. If an Optionee shall die while a director of or employed by the Company or any Parent or Subsidiary of the Company, all Options theretofore granted to such Optionee may, unless earlier terminated in accordance with their terms and to the extent already vested and exercisable, be exercised by the Optionee or by the personal representative of the Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of death of the Optionee, at any time within ninety (90) days after the date of death of the Optionee.

    (i) NONTRANSFERABILITY OF OPTIONS. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the preceding sentence, the Committee, in its sole discretion, may permit the assignment or transfer of a Non-Qualified Option and the exercise thereof by a person other than an Optionee, on such terms and conditions as the Committee may determine. Any such terms shall be determined at the time the Non-Qualified Option is granted, and shall be set forth in the Option Agreement.

    (j) EFFECT OF CERTAIN CHANGES.

    (1) If there is any change in the number of shares of Common Stock through the declaration of stock dividends, recapitalization resulting in stock splits, or combinations or exchanges of such shares, then the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and the price per share of such Options shall be proportionately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

    (2) In the event of a proposed dissolution or liquidation of the Company, or in the event of any corporate separation or division, including but not limited to, a split-up, a split-off or spin-off, the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolutions or liquidation, or corporate separation or division; or the Committee may provide, in the alternative, that each Option granted under the Plan shall terminate as of a date to be fixed by the Committee, provided, however, that no less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise the Options as to all or any part of the shares of Common Stock covered thereby, including shares as to which such Options would not otherwise be exercisable.

    (3) If while unexercised Options remain outstanding under the Plan (i) the Company executes a definitive agreement to merge or consolidate with or into another corporation or to sell or otherwise dispose of substantially all its assets, or (ii) more than 50% of the Company's then outstanding voting stock is acquired by any person or (any such event being an "Accelerating Event") then from and after the date of any such agreement or the date on which public announcement of the acquisition of such percentage (any such date being referred to herein as the "Acceleration Date"), the Committee shall have the right, but not the obligation, to declare that all such Options shall be exercisable in full, whether or not otherwise exercisable. Following the Acceleration Date, (a) the Committee shall, in the case of a merger, consolidation or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for Options, and to the amount and kind of shares or other securities or property receivable upon exercise of any outstanding Options after the effective date of such transaction, and the price thereof, and (b) the Committee may, in its discretion, permit the cancellation of outstanding Options in exchange for a cash payment in an amount per share subject to any such option determined by the Committee in its sole discretion, but not less than the difference between the Option Price per share and the Fair Market Value per share of Common stock on the Acceleration Date.

    (4) Paragraphs (2) and (3) of this Section 7(i) shall not apply to a merger or consolidation in which the Company is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities or any other corporation, cash or any other thing of value. Notwithstanding the preceding sentence, in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option solely for the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable by the holder of the number of shares of Common Stock for which such Option might have been exercised upon such reclassification, change, consolidation or merger.

    (5) In the event of a change in the Common Stock as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

    (6) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Option granted pursuant to this Plan and designated an Incentive Stock Option shall not be adjusted in a manner that causes the Option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

    (7) Except as hereinbefore expressly provided in this Section 7(i), the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Option Price of shares of Common Stock subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

    (j) RIGHTS AS A SHAREHOLDER. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares covered by his Option until the date of the issuance of a stock certificate to him for such shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 7(i) or Section 7(f) hereof.

    (k) OTHER PROVISIONS. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (i) the imposition of restrictions upon the exercise of an Option and (ii) the inclusion of any condition not inconsistent with an Option designated by the Committee as an Incentive Stock Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable, including provisions with respect to compliance with federal and applicable state securities laws. In furtherance of the foregoing, at the time of any exercise of an Option, the Committee may, if it shall determine it necessary or desirable for any reason, require the Optionee as a condition to the exercise thereof, to deliver to the Committee a written representation of the Optionee's present intention to purchase the Common Stock for investment and not for distribution. If such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee upon his exercise of part or all of an Option and a stop transfer order may be placed with the transfer agent. Each such option shall also be subject to the requirement that, if at any time the Committee determines, in its discretion, that either (i) the listing, registration or qualification of Common Stock subject to an Option upon any securities exchange or under any state, federal or foreign law, or (ii) the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Common Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. An Optionee shall not have the power to require or oblige the Company to register any Common Stock subject to an Option.

  8. AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES

  (a) No later than the date of exercise of any Option granted hereunder, the Optionee will pay to the Company or make arrangements satisfactory to the Board regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option, and

  (b) The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option.

  9. TERM OF PLAN

  Options may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date on which the Plan is adopted by the Board, provided that no Options granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders.

  10. SAVINGS CLAUSE

  Notwithstanding any other provision hereof, this Plan is intended to qualify as a plan pursuant to which Incentive Stock Options may be issued under
Section 422 of the Code. If this Plan or any provision of this Plan shall be held to be invalid or to fail to meet the requirements of Section 422 of the Code or the regulations promulgated thereunder, such invalidity or failure shall not affect the remaining parts of this Plan, but rather it shall be construed and enforced as if the Plan or the affected provision thereof, as the case may be, complied in all respects with the requirements of Section 422 of the Code.

  11. AMENDMENT AND TERMINATION OF THE PLAN

  The Board may at any time and from time to time suspend, terminate, modify or amend the Plan, provided that any amendment that would materially increase the aggregate number of shares of Common Stock as to which Options may be granted under the Plan, materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the holders of a majority of the Common Stock voting at a meeting at which a quorum is present, except that any such increase or modification that may result from adjustments authorized by Section 7(i) hereof shall not require such approval. Except as provided in Section 7 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted unless the written consent of the Optionee is obtained.

  12. NONEXCLUSIVELY OF THE PLAN

  Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

  13. NATURE OF PAYMENTS

  (a) All Options granted shall be in consideration of services performed for the Company by the Optionee.

  (b) All Options granted shall constitute a special incentive benefit to the Optionee and shall not be taken into account in computing the amount of salary or compensation of the Optionee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Optionee, unless such plan or agreement specifically otherwise provides.

  14. NONUNIFORM DETERMINATIONS

  The Committee's determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations which may, inter alia, reflect the specific terms of individual employment agreements, and to enter into nonuniform and selective Option Agreements, as to the persons to receive Options and the terms and conditions of Options.

  15. SECTION HEADINGS

  The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.

  Adopted by the Board of Directors on May 18, 1998.

                             EURONET SERVICES INC.

                        Written Consent of Shareholders
                           in lieu of Annual Meeting


             Consent Solicited on Behalf of the Board of Directors


The undersigned consents to the actions specified on the reverse side.

THIS CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS WILL BE DEEMED TO HAVE CONSENTED TO THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3.


--------------------------------------------------------------------------------
 PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company, Joint owners should each sign personally. Trustee, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, this signature should be that of an authorized officer who should indicate his or her title.
--------------------------------------------------------------------------------



HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

-------------------------------------     --------------------------------------

-------------------------------------     --------------------------------------

-------------------------------------     --------------------------------------


[X] PLEASE MARK CONSENT
    AS IN THIS EXAMPLE
----------------------------------------------------------------------------    1.  Election of Directors.           With-   For All
                           EURONET SERVICES, INC.                                                             For    hold    Except
----------------------------------------------------------------------------
                                                                                      Michael J. Brown        [_]     [_]      [_]
                                                                                     Andrzej Olechowski
Mark box at right if an address change or comment has been noted on      [_]        NOTE: If you do not wish to consent "FOR" a
the reverse side of this card.                                                      particular nominee, mark the "For All Except"
                                                                                    box and strike a line through that nominee's
                                                                                    name. You shall consent to the election of the
RECORD DATE SHARES:                                                                 remaining nominee.




                                                                                                              For   Against  Abstain
                                                                                2.  Approval of the adoption
                                                                                    of the Stock Option Plan. [_]     [_]      [_]


                                                                                                              For   Against  Abstain
                                                                                3.  Ratify the adoption of
                                                                                    the 1996 Stock Option
                                                                                    Plan.                     [_]     [_]      [_]

                                                           -----------------
        Please be sure to sign and date this Consent.      Date
----------------------------------------------------------------------------


--------Shareholder sign here-----------Co-owner sign here------------------

  DETACH CARD                                                                                                         DETACH CARD

                             EURONET SERVICES INC.


Dear Shareholder,

Please take note of the important information enclosed with this Consent Form. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed solicitation materials.

Your vote counts, and your are strongly encouraged to exercise your right to consent.

Please mark the boxes on this Consent Form to indicate how your shares will be voted. Then sign the card, detach it and return your Consent Form in the enclosed postage paid envelope.

Your vote must be received prior to July 28, 1998.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Euronet Services Inc.